Exhibit 10.2

VALUEVISION MEDIA, INC.

Performance Restricted Stock Unit Award Agreement
Under the 2011 Omnibus Incentive Plan

ValueVision Media, Inc. (the “Company”), pursuant to its 2011 Omnibus Incentive Plan (the “Plan”), hereby grants to you, the Grantee named below, the number of units relating to the Company’s common stock set forth in the table below (the “Restricted Stock Units”). This Award of Restricted Stock Units (“Restricted Stock Unit Award”) shall be subject to the terms and conditions set forth in this Agreement, consisting of this cover page and the Restricted Stock Unit Terms and Conditions on the following pages, and in the attached Plan document. Unless the context indicates otherwise, terms that are not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Name of Grantee:**Russell Nuce **
No. of Restricted Stock Units Granted:**79,916**	Effective Date: June 23, 2014 Grant Date: November 17, 2014
Vesting Schedule: Upon the earlier of (A) the third anniversary of the Effective Date or (B) the date of your termination of employment by the Company without Cause or by you for Good Reason (as such terms are defined in the ValueVision Media, Inc. Executives’ Severance Benefit Plan) (the “Vesting Date”) the following number of Restricted Stock Units will be vested to the extent the following performance goals have been achieved as of such date:

Performance Goals Stock Price Increases 25% Stock Price Increases 33% Stock Price Increases 40% Stock Price Increases 50%	Number of Restricted Stock Units Which Vest 25% (First Tranche) 50% (Second Tranche) 75% (Third Tranche) 100% (Fourth Tranche)

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Restricted Stock Unit Award.

GRANTEE:	VALUEVISION MEDIA, INC.
By
/s/ Russell Nuce	/s/ Teresa Dery
Its SVP & General Counsel

ValueVision Media, Inc.
2011 Omnibus Incentive Plan
Performance Restricted Stock Unit Award Agreement

Restricted Stock Unit Terms and Conditions

1.Award of Restricted Stock Units. The Company hereby grants to you, as of the Effective Date, the number of Restricted Stock Units identified on the cover page of this Agreement, subject to the restrictions and other terms and conditions set forth herein and in the Plan.
2.Timing of Vesting. So long as your Service (as defined in the Plan) to the Company and its Affiliates has not ended, the Restricted Stock Units will Vest and become non-forfeitable as provided in this Section 2. Upon your termination of Service, any RSUs that are not vested as of such date (as described on the cover page) shall be forfeited, except to the extent the Committee exercises discretion as permitted by Section 3(b)(2) of the Plan or except as provided by Section 6 of this Agreement.
(a) Scheduled Vesting. The Restricted Stock Units will vest on the Vesting Date as to the number of Restricted Stock Units specified in the Vesting Schedule on the cover page to this Agreement, which shall be determined to the extent the performance goal(s) (as described on the cover page and explained in subsection (b) below) have been achieved as of such Vesting Date.
(b) Definition of Stock Price Increase. For purposes of this Agreement, the “Stock Price Increase” means a percentage change which is determined by comparing (x) the closing sale price of a Share on the Nasdaq Stock Market (or such other registered national securities exchange that is then the principal exchange on which Shares are traded) achieved for any period of 10 consecutive trading days, commencing with the Effective Date and ending with the date preceding the Vesting Date to (y) $4.65 (the “Starting Price,” which represents the average of the 20-day trading closing prices of a Share prior to the Effective Date). For example, the 25% Stock Price Increase goal will be met if the closing sale price of a Share equals or exceeds $5.81 for at least 10 consecutive trading days.
(c) Limitation on Scheduled Vesting. Upon the Vesting Date, any Restricted Stock Units that are not vested shall be forfeited in their entirety.
(d) Adjustments. The number of Restricted Stock Units subject to this Restricted Stock Unit Award, the Starting Price and/or Stock Price Increase percentage goals shall be subject to equitable adjustment by the Committee under the circumstances specified in Section 12(a) of the Plan.
3.Issuance of Shares.
(a) Issuance following Vesting. Promptly following the Vesting Date, the Committee shall certify the extent to which the Stock Price Increase goal(s) have been achieved. After the Committee’s certification, the Company shall issue to you a number of Shares equal to the number of Restricted Stock Units that have vested, as evidenced by issuance of a stock certificate without restrictive legend, by electronic delivery of such Shares to a brokerage account designated by you, or by an unrestricted book-entry registration of such Shares with the Company’s transfer agent. Such Shares shares shall be issued under the Plan, and shall be covered by a registration statement filed with the Securities and Exchange Commission.
(b) Delay for Specified Employee. Notwithstanding the foregoing, if (i) the Restricted Stock Units become vested as a result of your separation from service (within the meaning of Code Section 409A), and (ii) you are a “specified employee” (within the meaning of Code Section 409A) as of the date of such separation from service, then to the extent required by Code Section 409A, the settlement of such vested Restricted Stock Units shall occur on the date that is six (6) months after the date of your separation from service.
(c) Stock Certificate Restrictions. The Company shall not be liable to you for damages relating to any delays in issuing any stock certificates hereunder to you or in making an appropriate book entry, any loss of any such certificates, or any mistakes or errors in the issuance of such certificates, in such certificates themselves or in the making of the book entry; provided that the Company shall correct any such errors caused by it. Any such certificate or certificates or book entry shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates or an appropriate book entry notation to make appropriate reference to such restrictions.
(d) Securities Laws. Upon the acquisition of any Shares pursuant to this Agreement, you agree that you will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.
4.Dividends and Voting Rights. You shall not have voting rights, and shall not be entitled to receive cash dividends or other distributions, with respect to the Shares underlying the Restricted Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger. If, however, any dividends or distributions with respect to the Shares underlying the Restricted Stock Units are paid in Shares rather than cash, then the number of Restricted Stock Units subject to this Agreement shall be increased by the number of Shares that you would have received had the Restricted Stock Units been actual Shares, and such additional units shall be deemed Restricted Stock Units subject to the same risk of forfeiture and other terms of this Agreement and the Plan as apply to the other Restricted Stock Units granted under this Agreement.
5.Withholding Taxes. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy any federal, state, local or foreign withholding taxes that may be due as a result of the vesting of the Restricted Stock Units or the issuance of Shares hereunder, and the Company may defer the release to you of any and all Shares until you have made arrangements acceptable to the Company for payment of all such withholding taxes in accordance with the provisions of Section 14 of the Plan. If you wish to satisfy some or all of such withholding tax obligations by delivering Shares you already own or by having the Company withhold a portion of the Shares that would otherwise be issued to you hereunder, you must make such a request prior to the Vesting Date, which shall be subject to approval by the Committee.
6.Change in Control. The following provisions apply to this Restricted Stock Unit Award in the event of a Change in Control.
(a) Continuation, Assumption or Replacement of Award. If this Restricted Stock Unit Award is continued, assumed or replaced in connection with a Change in Control as contemplated by Section 12(b)(1) of the Plan (for Corporation Transactions) or Section 12(c) of the Plan, then if you experience an involuntary termination of Service for reasons other than Cause within one year after the effective time of the Change in Control, such termination of employment will be treated as the “Vesting Date” and you will receive a number of Shares to the extent the performance goals have been achieved as of such date; provided that if the First and Second Tranches of this Restricted Stock Unit Award have not already vested pursuant to Section 2(a), then that portion of the Restricted Stock Unit Award shall immediately vest as of such termination of employment date.
(b) Corporate Transactions Where Award Not Continued, Assumed or Replaced. If this Restricted Stock Unit Award is not continued, assumed or replaced in connection with a Corporate Transaction as contemplated by Section 12(b)(1) of the Plan, then such Corporate Transaction will be treated as the “Vesting Date” and you will receive a number of Shares to the extent the performance goals have been achieved as of such date; provided that if the First and Second Tranches of this Restricted Stock Unit Award have not already vested pursuant to Section 2(a), then that portion of the Restricted Stock Unit Award shall immediately vest as of the effective time of the Corporate Transaction. Alternatively, the Committee may provide for the cancellation of this Restricted Stock Unit Award at or immediately prior to the effective time of the Corporate Transaction in exchange for a payment to you calculated in the manner described in Section 12(b)(3) of the Plan, except that the calculation of such payment shall be based only upon that number of Restricted Stock Units that would have vested on the date of the Corporate Transaction, after giving effect to any acceleration of vesting called for by this Section 6(b).
7.Restrictions on Transfer. You may not sell, transfer, or otherwise dispose of or pledge or otherwise hypothecate or assign the Restricted Stock Units. Any such attempted sale, transfer,disposition, pledge, hypothecation or assignment shall be null and void.
8.Governing Plan Document. This Agreement is subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.
9.Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).
10.Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.
11.Discontinuance of Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.
12.Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company at its office at 6740 Shady Oak Road, Eden Prairie, MN 55344, and all notices or communications by the Company to you may be given to you personally or may be mailed to you at the address indicated in the Company's records as your most recent mailing address.

By signing the cover page of this Agreement or otherwise accepting this Restricted Stock Unit Award in a manner approved by the Company, you agree to all the terms and conditions contained in this Agreement and in the Plan document.